Exhibit 10.9.3

GENERAL RELEASE & WAIVER

In consideration of the Payment (as defined in Section 4 below) that Albireo Pharma, Inc. (the “Company”), f/k/a Biodel Inc., has agreed to make to me hereunder, and in connection with my ceasing to be employed by the Company, I hereby agree to the following general release and to the other terms and conditions as set forth below (the “Release”).

The Company hereby advises me to consult with an attorney before signing this Release and is providing me with up to 45 days to do so, as described in more detail herein.

1.

On behalf of myself and my heirs, executors, administrators, successors and assigns, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its affiliates, subsidiaries, parent companies, predecessors and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that I ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; the Equal Pay Act, 29 U.S.C. § 201 et seq., the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq., the Lily Ledbetter Fair Pay Act, the National Labor Relations Act, 29 U.S.C. § 151 et seq., all claims arising out of the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-51 et seq., the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75 et seq., the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. § 31-51kk et seq., and Conn. Gen. Stat. § 31-51m (Connecticut whistleblower protection law), as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract, including, but not limited to, my Executive Employment Agreement with the Company dated August 21, 2014, as amended April 1, 2016 (the “Agreement”) and all claims to any equity compensation from the Company (other than compensation vested or vesting on my termination of employment), contractual or otherwise; and any claim or damage arising out of my employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release prevents me from filing a charge with, cooperating with or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such claim, charge or proceeding).

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I understand and agree that the claims released in this section include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this section. I understand that I may hereafter discover facts different from what I now believe to be true, which if known, could have materially affected this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.

The Company agrees that I am not releasing any claims I may have for indemnification under state or other law or the charter, articles, or by-laws of the Company and its affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; provided, however, that (i) the Company’s execution of this Release is not a concession or guaranty that I have any such rights to indemnification, (ii) this Release does not create any additional rights to indemnification, and (iii) the Company retains any defenses it may have to such indemnification or coverage.  The Company further agrees that I am not releasing and nothing in this Release shall affect any of the rights I have under this Release with respect to the Payment (as defined in Section 4 below).  The Company further agrees that I am not releasing and nothing in this Release shall affect any rights I have for any reimbursement due to me under the Health Reimbursement Account with the Company for health care expense incurred before November 4, 2016.

2.

I acknowledge and reaffirm my obligations under Sections 6 and 7 of the Agreement, including but not limited to my confidentiality, nondisclosure, noncompetition and nonsolicitation obligations, which remain in full force and effect.  I acknowledge and agree that Sections 6 and 7 of the Agreement survive the termination of my employment with the Company.

3.

I confirm that I have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles, Company confidential and proprietary information and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including, but not limited to, those that I developed or helped to develop during my employment.  I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

4.

If I have not timely revoked this Release as provided in Section 11, the Company shall pay me a lump sum in the gross amount of $726,940, subject to Section 13 (the “Payment”), during January 2017 (but in no event later than January 10, 2017); provided that, notwithstanding the foregoing, to the extent Section 5(a) of the Agreement is applicable to any portion of the Payment, such portion shall instead be paid in accordance with Section 5(a), and subject to Section 5(b), of the Agreement.

5.

Except for any reimbursement due to me under the Health Reimbursement Account for health care expense incurred before November 4, 2016, I acknowledge that I have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of my employment and that no other reimbursements are owed to me.  I also acknowledge that I have received payment in full for all services rendered in conjunction with my employment by the Company, including payment for all wages, bonuses, equity, and accrued unused vacation time, and that no other compensation (including, without limitation, severance) is owed to me under the Agreement or otherwise.

6.

The Company further agrees and acknowledges that, if I have not timely revoked this Release as provided in Section 11, then, notwithstanding anything to the contrary in the Company’s 2010 Stock Incentive Plan, as amended and restated, or any other document or instrument governing my outstanding equity compensation awards, any outstanding vested stock options (including any such stock options, the vesting of which is accelerated as provided in Section 2(c) or Section 4(b)(iii) of the Agreement), shall remain outstanding and exercisable in accordance with Section 2(c) or Section 4(b)(iii) of the Agreement, as applicable.

7.

I agree to cooperate in all reasonable respects with the Company in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party.  I also agree that my cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable, mutually acceptable times and locations.  Moreover, unless otherwise prohibited by law, I agree to notify the General Counsel of the Company if I am asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation.  Such notice shall be in writing and sent by overnight mail within two business days of the time I receive the request for assistance, testimony or information.  If I am not legally permitted to provide such notice, I agree that I shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 7.  I also understand and agree that my obligation under this Section 7 includes reasonable cooperation with respect to the Company’s patent-related matters.  Subject to the timing rules of Section 5(c) of the Agreement, the Company will promptly reimburse me for all reasonable hotel, meal and other travel expenses that I incur in connection with providing the aforementioned cooperation. To the extent the cooperation required by this Section 7 extends beyond the occasional telephone conference or email communication, the Company also agrees to compensate me at a reasonable, mutually acceptable rate for such cooperation.

8.

This Release shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Release is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this Release shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

9.

Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

10.	I understand and agree that nothing in this Release is or shall constitute an admission of liability or wrongdoing on the part of the Company or me.
11.

I acknowledge that I have been given 45 days to consider this Release, and that the Company advised me in writing to consult with an attorney of my own choosing prior to signing this Release.  I also acknowledge that any change made to this Release, whether material or immaterial, does not restart the running of the 45-day period.  I understand that: (a) I may revoke this Release for a period of seven (7) days after I sign it (such seventh day, the “Release Effective

Date”) by notifying Pete Zorn, Senior Vice President, Corporate Development and General Counsel (Albireo), in writing; (b) the Release shall not be effective or enforceable until the expiration of this seven (7)-day revocation period; and (c) if I revoke this Release, the Company will have no obligation to make the Payment to me.

I understand and agree that by entering into this Release I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and that I have received consideration beyond that to which I was previously entitled.  It is the Company’s desire to make certain that I understand the terms of this Release.  To that end, in addition to the 45-day review period and 7-day revocation period described above, I have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing this Release.  In addition, attached as Exhibit A I have been provided with certain additional information required by the ADEA and the OWBPA, including job titles and ages of other employees in my decisional unit who were, or were not, separated from employment and offered a Release.

12.

I affirm that no other promises or agreements of any kind have been made to or with me by any person or entity whatsoever to cause me to sign this Release, and that I fully understand the meaning and intent of this Release.  I state and represent that I have had an opportunity to fully discuss and review the terms of this Release with an attorney.  I further state and represent that I have carefully read this Release, understand its contents, freely and voluntarily assent to all of the terms and conditions hereof, agree that I will receive compensation conditioned on my providing an effective Release that exceeds what I would otherwise receive from the Company, and sign my name of my own free act.

13.

In connection with any payment provided to me pursuant to this Release, the Company will withhold and remit to the tax authorities the amounts required under applicable law, and I shall be responsible for all applicable taxes with respect to such payment under applicable law.  I acknowledge that I am not relying upon the advice or representation of the Company with respect to the tax treatment of any payment provided to me pursuant to this Release.

14.	This Release must be construed, interpreted and governed in accordance with the laws of the state of New York without reference to rules relating to conflict of laws.

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I hereby agree to the terms and conditions set forth above.   I understand that I am being provided with up to 45 days to review this Release and decide whether to sign it.  I intend that this Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

November 18, 2016	/s/ Gary G. Gemignani
Date	Gary G. Gemignani

Acknowledged and agreed:

ALBIREO PHARMA, INC.

November 18, 2016	By:	/s/ Ronald H. W. Cooper
Date

EXHIBIT A

Personnel Affected by Reduction and Eligible for the Payment

As stated in the Release, this Exhibit A is designed to provide additional information regarding the ages and job titles of employees whose jobs were, and were not, impacted by the present reduction in personnel at Biodel Inc.

Below is a list showing the age and job title for each employee whose job was reviewed pursuant to the reduction.  When reviewing the list below, please note the following additional information, which is designed to help best understand the data being provided:

•

This reduction applies to all employees of Biodel Inc. immediately prior to the closing of the transactions contemplated by the Amended and Restated Share Exchange Agreement, dated as of July 13, 2016, by and among Biodel, Albireo and the persons listed on Schedule I thereto.

•	For ease of reference, employees are categorized by title.
•	Employees whose jobs are impacted by the reduction (i.e., employees who are subject to layoff) are highlighted in yellow.
•	The employment decisions were based on factors such as position requirements and costs.

TITLE	AGE
Gary Gemignani, Chief Financial Officer and Interim Chief Executive Officer	***
Paul Bavier, Interim President, Chief Administrative Officer, Vice President Corporate Development, General Counsel and Secretary	***
Regina Mitri, Controller	***
Stacie Figueroa, Manager of Systems and Accounting	***
Rene Barron, HR Director	***

I appreciate the sensitive nature of this information. I understand that the Company is obligated by federal law to provide such information so that I can better evaluate the offer of separation terms. Accordingly, I will respect the sensitive and confidential nature of the information provided.

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